UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐   Preliminary Proxy Statement
☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐   Definitive Proxy Statement
☒  Definitive Additional Materials
☐   Soliciting Material Pursuant to § 240.14a-12

WEXFORD TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No Fee required.
☐     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
N/A

2)	Aggregate number of securities to which transaction applies:
N/A

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
N/A

4)	Proposed maximum aggregate value of transaction:
N/A

5)	Total fee paid:
N/A

☐    Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
N/A

2)	Form, Schedule or Registration Statement No.:
N/A

3)	Filing Party:
N/A

4)	Date Filed:
N/A

Muhlenkamp Fund
Proxy Telephone Script
Agents have copies of the proxy statement and proxy card at hand for reference.

Leave a Message Script:

Hello, this is (Agent’s Name) calling from the Muhlenkamp Fund.

You should have received a proxy solicitation for a reorganization of the Fund, and you may receive a separate proxy mailing for each Muhlenkamp Fund account you own. Please make sure to vote each proxy you receive.

Pages 1-3 of the Proxy Statement, immediately following the Table of Contents, provides a good summary of the proposed changes and describes the reasons for the reorganization.

This action has the complete support of the current trustees and the advisor, Muhlenkamp & Company. We urge you to vote yes before 8/26/2014, using the voting methods described on the Proxy Card.

Please call us if you have questions or need clarification.

Speaking to the shareholder script:

Hello, this is (Agent’s Name) calling from the Muhlenkamp Fund.  May I speak to (shareholders name).

If not available:  I am calling regarding the proxy statement we mailed describing a proposed reorganization of the Fund.  Can you ask him to call me at 877-935-5520, extension (agents extension).  I can answer any questions he has and review how to cast his vote.

If available:  Hello (shareholders name).  I am calling regarding the proxy statement we mailed you and the proposed reorganization of the Fund.

Did you receive that information?

Do you have any questions that I can help you with?  (Agent uses Proxy Statement and FAQ to answer questions)

I just want to mention that you may receive a separate proxy mailing for each Muhlenkamp Fund account you own. Please make sure to vote each proxy you receive.

Also, Pages 1-3 of the Proxy Statement, immediately following the Table of Contents, provides a good summary of the proposed changes and describes the reasons for the reorganization.

Finally, the reorganization has the complete support of the current trustees and the adviser, Muhlenkamp & Company. We urge you to vote yes before 8/26/2014, using the voting methods described on the Proxy Card.

Is there anything else I can help you with?

Please call me at 877-935-5520 extension (agent’s extension) if there is.

July 22, 2014

Dear Muhlenkamp Fund Shareholder:

You recently received a Proxy Statement asking you to approve a re-organization of your Fund.  There’s a good explanation of the re-organization just after the Table of Contents on Pages 1-3 of the Proxy Statement, but not everyone is getting far enough into the document to find it.  So here’s a brief summary.

The Fund is the only series of the Wexford Trust, a Massachusetts Business Trust whose business and affairs are managed by its Officers under the direction of the Board of Trustees.  Muhlenkamp & Company, Inc. serves as Fund Adviser, and U.S. Bancorp Fund Services, LLC (USBFS) provides the majority of other services.  The re-organization will move the Fund from the Wexford Trust to the Managed Portfolio Series.  There will be new Trustees and Fund Officers but Ron Muhlenkamp and Jeff Muhlenkamp continue as Portfolio Managers.  Nothing changes in terms of who invests your money, who communicates with you, and who you call for help.

We endorse the re-organization because it will help achieve economies of scale that we believe will save the Fund approximately $315,000 per year in trustee and legal fees, auditor fees, and insurance premiums.  It should also provide a more robust trust compliance structure in a complex regulatory environment.

We believe these benefits outweigh the costs, which include:

1.	Conducting the Proxy Solicitation necessary for the Reorganization costs about $100,000. The Adviser has agreed to pay these costs so there is no additional cost to you or the Fund.
2.	We will lose the services of our current Independent Trustees, who have been staunch supporters of the Fund and gone above and beyond the call in fulfilling their responsibilities.
3.	Muhlenkamp & Company employees (including Ron Muhlenkamp) will no longer have a seat on the Board of Trustees, nor serve as Fund officers.

We have had extensive conversations with the proposed Officers and with the proposed Trustees to gauge their willingness and ability to work with us.  Everyone at Muhlenkamp & Company, Inc. is satisfied that while the working relationships will be different, your interests as shareholders will continue to be well served.  As your fellow shareholders, we are interested in lowering Fund expenses and ensuring high levels of service. We think this re-organization accomplishes those aims.

Please call us if you have any questions or concerns about this proposed re-organization, and join us in voting “YES” on the Shareholder Ballot you received in the mail.

Corporate Office • 5000 Stonewood Drive, Suite 300 • Wexford, PA 15090-8395 • (877)935-5520
www.muhlenkamp.com • info@muhlenkamp.com

Best regards,

Ronald H Muhlenkamp	Anthony W Muhlenkamp
Portfolio Manager	President
Muhlenkamp & Company, Inc.	Muhlenkamp & Company, Inc.

Corporate Office • 5000 Stonewood Drive, Suite 300 • Wexford, PA 15090-8395 • (877)935-5520
www.muhlenkamp.com • info@muhlenkamp.com